Exhibit 99.1

Contact:	Media Relations Michele Davis 212 761 9621	Investor Relations Sharon Yeshaya 212 761 1632
For Immediate Release

Morgan Stanley Announces Share Repurchase of up to $3.5 Billion of Common Stock and the Increase of Its Quarterly Dividend to $0.20 Per Share

NEW YORK, June 29, 2016 – Morgan Stanley announced today that it received no objection from the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) to the Firm’s 2016 Capital Plan. The capital plan includes the repurchase of up to $3.5 billion of outstanding common stock for the four quarters beginning in the third quarter of 2016 through the end of the second quarter of 2017, an increase from $2.5 billion for the comparable four quarter period in the 2015 Capital Plan, as well as an increase in the Firm’s quarterly common stock dividend to $0.20 per share from the current $0.15 per share, beginning with the common stock dividend expected to be declared for the third quarter of 2016. In addition, the Firm is considering the possible redemption of other capital securities. The Federal Reserve Board also asked the Firm to submit an additional capital plan by December 29, 2016 addressing weaknesses identified in the Firm’s capital planning process.

James Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “We are very pleased to be able to increase our capital return to shareholders for the fourth consecutive year. Returning additional capital to our shareholders is a key element of our strategic plan. In addition, we are committed to addressing the Fed’s concerns about our capital planning process and fully expect to meet their requirements within the established timeframe.”

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

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